Exhibit 99.1

CCP Financial Consultants Ltd.

January 4, 2008
Nam Tai Electronics,
Inc. McNamara
Chambers

Road Town, Tortola VG 1110
Dear Sirs:
RE: SALE OF SHARES HELD BENEFICIALLY BY TELE-ART INC. (IN LIQUIDATION)
I refer to the following share certificates, each currently registered in the name of “Bank of China (Hong Kong) Limited 14/F Bank of China Tower No. 1 Garden Road Hong Kong Special Economic Region Peoples Rep of China FR 00000 0000”, and representing an aggregate of 477,319 common shares, par value, US$.01 per share, of Nam Tai Electronics, Inc. (the “Shares”):

Certificate	No. of
Number	Shares
NT 17848	50,000
NT 17849	50,000
NT 17850	47,500
NT 17851	125,727
NT 17852	35,000
NT 17855	67,718
NT 17856	24,750
NT 17875	76,624

Total	477,319

The Shares are beneficially owned by Tele-Art Inc.(in Liquidation) for which the undersigned is the duly and lawfully appointed Official Liquidator (the “Liquidator”) and were forwarded by me on October 2, 2007 to your counsel, Ridley M. Whitaker Esq. following their receipt from the Bank of China (Hong Kong) Limited per cover letter dated September 18, 2007.
The dividends that have accrued since the commencement of liquidation of Tele-Art Inc. that Nam Tai Electronics, Inc. (“Nam Tai”) has retained from time to time are referred to hereinafter as the “Dividends.”

P.O. Box 681 • Road Town • Tortola • British Virgin Islands
Telephone: (284) 494-6777 • Facsimile° (284) 494-6787 • Email:mail@ccpbvi.com • www.ccpbvi.com

1. I hereby authorize Nam Tai and any subagent, representative, and/or securities broker appointed or retained by Nam Tai to take any and all steps and action necessary and appropriate and consistent with applicable law, including applicable U.S. securities laws, to effect the sale of the Shares on my behalf as the Liquidator, whether in a single block or in several blocks or tranches, at the best available price therefor. I further authorize you to hold and retain the proceeds of the sale(s) of the Shares, net of broker commissions and other expenses of sale (the “Proceeds”) pending my further instructions. Nam Tai will be required to account to me for the net proceeds of such sale(s) as well as for the balance of the Dividends.
2. If, based on the advice of Nam Tai’s counsel, Nam Tai deems it necessary in order to sell the Shares lawfully as aforesaid, to register the Shares in accordance with the laws of the United States, I hereby authorize Nam Tai to register the Shares with the United States Securities and Exchange Commission (the “SEC”) and to list me as selling shareholder of the Shares in accordance with the applicable rules and regulations of the SEC and to take any and all acts and prepare and execute such documents, and other instruments, Nam Tai may deem necessary or appropriate in connection with such registration.
3. In furtherance of the forgoing and to facilitate the same, I hereby further authorize Nam Tai to instruct its transfer agent and registrar:
          (a) to transfer the Shares to, and register the Shares on Nam Tai’s register of members (shareholders’ registry) in the name of “Nam Tai Electronics, Inc. as agent with power to sell these shares, for and on behalf of, Glen Harrigan, Liquidator of TeleArt Inc. in Liquidation”, to issue certificates for the Shares as so registered and to take possession thereof; and
          (b) upon sale of the Shares, to transfer to, and register the Shares on Nam Tai’s register of members (shareholders’ registry) in the name of the purchaser(s) or its or their designee, nominee or custodian, against payment to Nam Tai of the Proceeds to be held by Nam Tai as provided above.
4. I further authorize Nam Tai to apply the Dividends initially and then the Proceeds in the following order of priority:
          (a) firstly, towards the reimbursement in full of my disbursements and fees that you have advanced to me;
          (b) secondly, towards the payment in full of my outstanding disbursements and fees; and
          (c) finally, rateably towards the payment of the debts of unsecured creditors in accordance with the Schedule attached hereto.

5. The above authorizations are subject to the following two conditions:
          (a) That Nam Tai indemnify me fully in respect of all and any claims that may be made by any creditor or other person against me with respect to my conduct of the liquidation of Tele-Art Inc. (in Liquidation). Such indemnity shall include the payment of my reasonable legal expenses in responding to such claim as well as any legal costs awarded against me unless there is a finding by a competent tribunal of fraud or willful misconduct on my part; and.
          (b) That you hold in reserve in a segregated account, prior to the reimbursement or distributions from the Dividends and/or Proceeds as set forth in paragraph 4 above, the sum set out in the Schedule for the disbursements and fees of the former Liquidator, David Hague. You shall pay over such sum to me promptly upon demand therefor together with any reasonable legal expenses that I may incur with respect to a claim for such fees and disbursements and legal costs payable by me in respect of any such claim.
Your signature to this Letter of Authority will evidence your agreement to these conditions.
If you are willing to accept your appointment as our agent on these terms and subject to these conditions, kindly execute and return a copy of this Letter of Authority to my solicitors, Maples and Calder of Sea Meadow House, Road Town, Tortola VG 1110 Virgin Islands, attention Mr. Anthony Lynton, Telephone +284 852 3012.
Yours faithfully,
/s/ Glenn Harrigan
Glenn Harrigan
Official Liquidator
Tele Art Inc. (In Liquidation)
I HEREBY CERTIFY that the above-named Glenn Harrigan appeared before me on the 14th day of January, 2008 and having identified himself to me acknowledged the above signature to be his and that he had freely and voluntarily executed this Instrument and understood its contents.

NOTARY PUBLIC

We herby agree to act as your agent with respect to the matters set out in this correspondence and accept the terms and conditions set out therein.
Dated this 15th day of January, 2008

For and on behalf of NAM TAI ELECTRONICS, INC.
/s/ Koo Ming Kown
Authorized Signator

Its Chairman
Nam Tai Electronics, Inc.
I HEREBY CERTIFY that the above-named Koo Ming Kown appeared before me on the day of 15th day of January, 2 and having identified himself to me acknowledged the above signature to be his and that he had freely and voluntarily executed this Instrument on behalf of Nam Tai Electronics, Inc. and under -stood its contents.

/s/ Keith M. K. Ho	KEITH M. K. HO
NOTARY PUBLIC	Notary Public
Hong Kong SAR,
People’s Republic of China
	Address :	6/F Prince’s Building
Chater Road, Hong Kong

SCHEDULE
Tele Art Inc (In Liquidation)
Statement of Total Liabilities due at December 31, 2007
Unsecured Creditors

Farara Kerins			US$	165,824.13
Solomon Pearl Blumm Heymann & Stich			US$	55,447.36
Nam Tai Electronics Inc			US$	45,522,003.92

Former Liquidator

David Hague	(HK$	2,977,078.00)	US$	381,860.11